EXHIBIT 10.1

OPTION AND JOINT VENTURE AGREEMENT

This Agreement is made as of February 5, 2013

AMONG:

ARCHEAN STAR RESOURCES INC., a corporation existing under the laws of British Columbia and having its registered office at 410 – 744 West Hastings Street, Vancouver, British Columbia, V6C 1A5

(hereinafter "Archean Star")

AND:

NORTHERN ADVENTURES, LLC., a corporation existing under the laws of the State of Idaho and having its head office at 24785 E. Doyle Road, Cataldo, ID  83810

(hereinafter “NALLC”)

AND:

AMERICAN CORDILLERA MINING CORPORATION (formerly APD ANTIQUITIES, INC. (“APD”) and AMCOR EXPLORATION, INC. (“AMEX”), a wholly owned subsidiary of AMERICAN CORDILLERA MINING CORPORATION, both corporations existing under the laws of the State of Nevada and having their registered offices at 1314 South Grand Boulevard, Suite 2-17, Spokane, WA  99202

(collectively, hereinafter “AMCOR”)

WHEREAS:

A.

NALLC is the sole registered and legal and beneficial owner of 20 unpatented lode mining claims (the “Claims”) commonly referred to as the Monitor-Richmond property, located in Shoshone County, Idaho and the Copper Age property, located in Mineral County, Montana, as more particularly described in Schedule A to this Agreement (the “Property”);

B.

Northern Adventures, Inc. (“NAI”) acquired a 100% leasehold interest (the “Leasehold Interest”) in the Claims from NALLC pursuant to the Mining Lease (as hereinafter defined);

C.

NAI, NALLC and AMCOR entered into the Purchase Option Agreement (as hereinafter defined) whereby AMCOR acquired from NAI the option to purchase numerous mining leases, patented mining claims, unpatented mining claims which include, but are not limited to, the Claims that are subject of the Mining Lease, which option was exercised on December 28, 2012;

D.

In connection with the Purchase Option Agreement, AMCOR acquired the 100% Leasehold Interest in the Claims pursuant to the assignment of the Mining Lease by NAI dated December 28, 2012 (the “Asset Purchase Agreement”) whereby AMCOR holds the right to explore, develop and conduct mining operations on the Property in accordance with the terms of the Mining Lease;

E.

AMCOR is the registered, legal and beneficial owner of a 100% ownership interest in AMEX;

F.

NAI, NALLC, AMCOR and Archean Star entered into the Letter Agreement dated October 30, 2012 (as hereinafter defined) whereby NAI, NALLC, APD and AMCOR have agreed to grant to Archean Star the exclusive right and Option (as hereinafter defined) to acquire up to an undivided 80% interest in and to the Leasehold Interest subject to the terms of the Mining Lease and in accordance with the terms and conditions of this Agreement; and

G.

After Archean Star earns an interest in the Leasehold Interest, a Joint Venture shall be formed between Archean Star and AMCOR upon the occurrence of certain events, in accordance with the terms and conditions of this Agreement.

For valuable consideration, the parties agree as follows:

1.

INTERPRETATION

1.1

Definitions.  In this Agreement, terms and expressions given a defined meaning in any Schedule shall have the corresponding meaning in this Agreement and:

"Affiliate" has the meaning given to that term in the Securities Act (British Columbia).

"Agreement" means this Option and Joint Venture Agreement, and any amendments as may be agreed to in writing from time to time by the Parties hereto.

“Area of Mutual Interest” has the meaning ascribed to it in Section 3.14 of this Agreement.

“Asset Purchase Agreement” an agreement dated December 28, 2012 between AMCOR, AMEX, NAI and NALLC which has the meaning set out in recital D to this Agreement.

“BLM” means United States Bureau of Land Management.

"Business Day" means a day on which commercial banks are open both in Vancouver, British Columbia and Spokane, Washington.

“Buy-out Option” has the meaning ascribed to it in Section 7.1 of this Agreement.

“Claims” has the meaning set out in recital A to this Agreement, including the replacement or successor claims, and all mining leases and other mining interests derived from any such Claims.

“Decision to Mine” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

“Exchange” means the TSX Venture Exchange Inc.

"Expenditures" means, without duplication, all costs and expenses actually and directly incurred by a party on or for the benefit of a Property including without limiting the generality of the foregoing, monies expended in doing geophysical, geochemical and geological surveys, drilling, drifting and other surface and underground work, assaying and metallurgical testing, engineering and geological consulting, and building and operating any exploration facilities on the Property; land fees associated with the management of the Property, including community payments and expenses directly related to community relations and the acquisition of exploration permits; payment of fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel who from time to time are engaged directly in work on the Property, such rates to be in accordance with industry standards.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

"Feasibility Study" means a detailed report prepared by, or prepared under the supervision of, an Independent Qualified Person in accordance with NI 43-101 evaluating the feasibility of placing any part of the Property into commercial production as a Mine and shall include a reasonable assessment of the various categories of ore reserves and resources and their amenability to metallurgical treatment, a detailed description of the work, personnel, equipment and supplies required to bring such part of the Property into commercial production and the estimated cost thereof, a description of the mining and processing methods to be employed and a financial appraisal of the proposed operations.  The study will include:

(i)

a description of that part of the Property to be covered by the proposed Mine;

(ii)

the estimated minable reserves and their composition and content;

(iii)

the estimated metal recoveries and results of any metallurgical tests;

(iv)

the proposed procedures for development, mining and processing of the ores;

(v)

the nature and extent of all infrastructure, machinery and equipment required for the proposed Mine and the estimated timing and costs to purchase, construct and install them;

(vii)

a description of the environmental studies, permitting process, and permits required for the construction and operation of the proposed Mine;

(viii)

a description of any additional activities required to achieve commercial production; and

(ix)

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size, grade and recoverability to justify development of a mine, taking into account all relevant business, tax and other economic considerations.

“Independent” means a person who meets the test for Independence.

“Independence” has the meaning ascribed to that term in NI 43-101.

"Joint Venture" means the exploration joint venture which may be formed with respect to the Leasehold Interest pursuant to Section 8.1.

"Joint Venture Assets" means, after the formation of the Joint Venture, the Leasehold Interest and all other assets of the Joint Venture.

"Joint Venture Interest" means the percentage undivided interest of each of AMCOR and Archean Star in the Joint Venture, which interest shall, at all times, correspond with and represent their respective percentage undivided interest in the Leasehold Interest pursuant to this Agreement and vice versa.

“Joint Withdrawal” has the meaning ascribed to it in Section 16.2 of Schedule “C” to this Agreement.

“JV Formation Date” has the meaning ascribed to it in Section 8.1 of this Agreement.

“Leasehold Interest” has the meaning set out in recital B to this Agreement.

“Letter Agreement” means the letter agreement dated October 30, 2012 amongst NAI, NALLC, APD, AMEX and Archean Star, which is superseded in its entirety by this Agreement.

"Lien" means any lien, security interest, mortgage, charge, encumbrance, or other claim of a third party, whether registered or unregistered, and whether arising by agreement, statute or otherwise.

"Management Committee" means the committee established by the parties on the formation of a Joint Venture as described in Section 3.1 of Schedule "C".

"Minerals" means any and all ores (and concentrates or metals derived therefrom) of precious, base and industrial minerals, in, on or under a Property which may lawfully be explored for, mined and sold by the Parties pursuant to the instruments of title under which the Property is held.

“Mining” means all operations associated with the extraction and treatment of Minerals on a commercial basis.

“Mining Lease” means the Mining Lease Agreement dated June 27, 2012, as amended on December 6, 2012 between NALLC and NAI concerning the Claims.

“Net Proceeds” means certain amounts calculated as provided in Exhibit “G”, which may be payable to a party to the Joint Venture under Section 10 of Schedule "C".

"NI 43-101" means National Instrument 43-101 entitled "Standards of Disclosure for Mineral Projects" promulgated by the Canadian Securities Administrators.

"NSR" means the net smelter return royalty, which is set out in the Mining Lease and as set out in Schedule “D” to this Agreement.

"Operator" means the party responsible for carrying out, or causing to be carried out, all work in respect of the Property during the period of the Option and during the period of a Joint Venture.

“Operations” means the activities carried out under this Agreement and Schedule C.

"Option" means the option granted to Archean Star by AMCOR in accordance with Section 3.1.

“Option Date” has the meaning ascribed to it in Section 3.2 of this Agreement.

"Party" and "Parties" means the parties, individually or jointly, to this Agreement.

“Prime Rate” means the interest rate quoted as “Prime” by the Bank of Canada.

"Preliminary Economic Assessment" shall have the meaning ascribed to such term in NI 43-101.

“Products” means all ores, minerals and mineral resources produced from the Properties under this Agreement.

"Program" means a written description, prepared by the Operator and adopted by the Management Committee, outlining all Expenditures which the Operator contemplates incurring on the Property, including a detailed description of all work which the Operator proposes to carry out on the Property pursuant to such Program.

"Property" or “Properties” means the Claims located in Shoshone County, Idaho and Mineral County, Montana more particularly described in Schedule "A" hereto and those rights and benefits appurtenant to the Property, including those rights and benefits arising under the Mining Lease, together with any and all substitute, modified or successor rights and title thereto.

“Purchase Option Agreement” means the Option to Purchase Assets Agreement dated July 3, 2012, as amended on October 1, 2012 among APD, AMCOR, NAI and NALLC.

“Qualified Person” has the meaning ascribed to that term in NI 43-101.

“Remaining Party” has the meaning ascribed to it in Section 16.1 of Schedule “C” to this Agreement.

"Representative" means the individual appointed from time to time by a Party to act as such Party's representative on a Management Committee.

“Withdrawing Party” has the meaning ascribed to it in Section 16.1 of Schedule “C” to this Agreement.

1.2

Extended Meanings means, unless otherwise specified, that words importing the singular include the plural and vice versa.  The term "including" means "including without limitation."

1.3

Headings.  The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

1.4

Severability.  If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term shall not affect the legality, validity or enforceability of the remaining terms of this Agreement.

1.5

Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior arrangements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

1.6

Time.  For every provision in this Agreement, time is of the essence.

1.7

Governing Law.  This Agreement shall be governed by and shall be construed and interpreted in accordance with the laws of British Columbia.

1.8

Statutory References.  Each reference to a statute in this Agreement includes the regulations made under that statute, as amended or re-enacted from time to time.

1.9

Currency.  All references to $ herein refer to United States dollars.

1.10

Schedules.  The following Schedules are attached to and form part of this Agreement:

Schedule "A"

Description of the Property and the Claim

Schedule "B"

Property Obligations

Schedule "C"

Joint Venture Terms

Schedule "D"

Mining Lease Net Smelter Returns

Schedule “E”

Mining Lease

Schedule “E”

Joint Venture Net Smelter Returns

Schedule “G”

Net Proceeds Calculation

2.

REPRESENTATIONS AND WARRANTIES

2.1

Each Party represents and warrants to the other Parties that:

(a)

each has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and be bound by its terms;

(b)

each is a corporation duly organized, validly existing and in good standing under its applicable laws of incorporation and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted;

(c)

the execution, delivery and performance of this Agreement and the matters contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize this Agreement and the matters contemplated herein;

(d)

the Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against the Party in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e)

the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatever to which each Party herein is a party or by which each Party is bound or to which each Party may be subject;

(f)

no proceedings are pending for, and each Party is unaware of any basis for, the institution of any proceedings leading to the placing of the Party in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(g)

none of the Parties requires the consent or approval of any other Party or entity to the entering into this Agreement or any of the transactions contemplated hereby;

(h)

each Party has duly executed and delivered this Agreement, which binds it in accordance with its terms; and

(i)

each Party has, or will before the Option Date, duly obtained all necessary governmental, corporate, and other authorizations for its execution and performance of this Agreement,

and the consummation of the transactions contemplated herein shall not, with the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or result in the creation of any encumbrances on its assets under the terms of provisions of any law applicable to it, its constating documents, any resolution of its directors or shareholders or any indenture, agreement or other instrument to which it is a party or by which it or its assets may be bound.

2.2

In addition to the representations of AMCOR and/or NALLC pursuant to section 2.1 above, AMCOR and NALLC represents and warrants to the best of their knowledge to Archean Star, and acknowledges that Archean Star is relying upon such representations and warranties in connection with the grant of the Option, that:

(a)

NALLC is the legal and beneficial owner of the Claims, which are free and clear of all liens, claims or encumbrances of any nature whatsoever;

(b)

(i) the Claims comprising the Property were properly recorded and filed with appropriate governmental agencies;  (ii) all assessment work required to hold the Claims has been performed and all governmental fees have been paid and all filings required to maintain the Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies;  (iii) other than those royalties (including the NSR) with respect to the Property as indicated in Schedule "D" hereto, the Claims are free and clear of encumbrances or defects in title; and (iv) neither AMCOR nor NALLC has no knowledge of conflicting mining claims;

(c)

all fees, taxes, assessments, rentals, levies or other payments required to be made relating to the Property have been paid;

(d)

the Property is properly and accurately described in Schedule "A" hereto;

(e)

NALLC holds all permits, licenses, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership of the Claims;

(f)

with the exception of the NSR, no person, firm or corporation has any proprietary or possessory interest in the Property other than AMCOR and no person, firm or corporation is entitled to any royalty or any other payment in the nature of rent or royalty on any mineral products removed from the Property;

(g)

the Claims are not subject to any mining royalties imposed by the State of Idaho or the State of Montana, or any federal, municipal or local authority;

(h)

except for the Purchase Option Agreement and the Mining Lease, there are no outstanding agreements or options to acquire the Claims or any portion or interest thereof, and no person, firm or corporation, other that AMCOR and NALLC, has any proprietary or possessory interest in the Claims;

(i)

NALLC’s ownership of the Claims is in compliance with, is not in default or violation in any material respect, under and neither AMCOR nor NALLC have been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation in connection with NALLC’s ownership of the Claims;

(j)

AMCOR and NALLC are not aware of any material facts relating to the Property that, if known to Archean Star, could reasonably be expected to cause Archean Star to decide to not enter into this Agreement or not proceed with the exercise of the Option and AMCOR and NALLC have advised Archean Star of all of the material information currently available to AMCOR and NALLC relating to the mineral potential of the Claims of which it has knowledge;

(k)

no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority or other person or entity is necessary for the exercise of the Option contemplated by this Agreement or to enable Archean Star to acquire an 80% Leasehold Interest in the Claims upon the exercise of the Option;

(l)

there are no adverse claims or challenges to AMCOR’s or NALLC’s interest in the Mining Lease or the Property;

(m)

to the best of AMCOR’s and NALLC’s knowledge, there has been no known spill, discharge, deposit, leak, emission or other release of any contaminant, pollutant, dangerous or toxic substance, or hazardous waste on, into, under or affecting the Property and no such contaminant, pollutant, dangerous or toxic substance, or hazardous waste is stored in any type of container on, in or under the Property;

(n)

there are no existing or threatened actions, suits, claims or proceedings regarding the Property and there are no outstanding notices, orders, assessments, directives, rulings or other documents issued in respect of the Mining Lease or the Property by any governmental authority;

(o)

there are no existing reclamation, rehabilitation, restoration or abandonment obligations with respect to the Property;

(p)

there are no pending or ongoing actions taken by or on behalf of any native or indigenous persons pursuant to the assertion of any land claims with respect to lands included in the Property;

(q)

neither AMCOR nor NALLC nor, to the best of AMCOR’s knowledge, any other party to the Mining Lease is in breach of any provision of the Mining Lease;

(r)

the Mining Lease has been duly executed and delivered by the parties thereto and constitutes a legally valid and binding obligation of the parties thereto, enforceable against such parties; and

(s)

Schedule "B" sets forth all of payment obligations and work commitments under the Mining Lease.

2.3

Archean Star hereby represents and warrants that as and from the Option Date, as defined in Section 3.2 below, it shall assume each and every obligation of AMCOR in relation to the Mining Lease.

2.4

Each Party's representations and warranties set out above will be relied on by the other Parties in entering into the Agreement and shall survive the execution and delivery of the Agreement.  Each Party shall indemnify and hold harmless the other Parties for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the other Party at any time as a result of any misrepresentation or breach of warranty arising under the Agreement.

3.

OPTION

3.1

Subject to the terms and conditions set out in this Agreement, AMCOR hereby grants to Archean Star the sole and exclusive right and option to acquire an 80% undivided right, title and interest in the Leasehold Interest.

3.2

The Option shall be subject to the approval of the board of directors of Archean Star and the acceptance of the Exchange, which shall be obtained by Archean Star on or before March 31, 2013.  The effective date of the Option shall be the date that is five (5) business days following the date of Exchange acceptance (the “Option Date”).

3.3

In order to exercise the Option, Archean Star shall pay an aggregate of US$25,000 to AMCOR, issue an aggregate of 3,000,000 common shares to AMCOR and incur not less than an aggregate of US$2,100,000 of Expenditures on the Property as follows:

(a)

on signing the Letter Agreement, Archean Star pay the sum of US$10,000 as a non-refundable deposit to NAI, which amount has been paid;

(b)

on the Option Date Archean Star shall:

(i)

pay NALLC a cash payment of US$7,500;

(ii)

pay AMCOR a cash payment of US$7,500;

(iii)

issue 500,000 common shares in the capital stock of Archean Star to NALLC; and

(iv)

issue 500,000 common shares in the capital stock of Archean Star to AMCOR (or such other such name as may be directed by AMCOR);

(c)

on the second anniversary of the Option Date, Archean Star shall:

(i)

issue 500,000 common shares in the capital stock of Archean Star to NALLC; and

(ii)

issue 500,000 common shares in the capital stock of Archean Star to AMCOR (or such other such name as may be directed by AMCOR);

(d)

on the third anniversary of the Option Date, Archean Star shall:

(i)

issue 500,000 common shares in the capital stock of Archean Star to NALLC; and

(ii)

issue 500,000 common shares in the capital stock of Archean Star to AMCOR (or such other such name as may be directed by AMCOR);

(e)

on or before the first anniversary of the Option Date, Archean Star shall incur a minimum of US$700,000 of Expenditures, which is a firm commitment;

(f)

on or before the second anniversary of the Option Date, Archean Star shall incur a further US$700,000 of Expenditures;

(g)

on or before the third anniversary of the Option Date, Archean Star shall incur a further US$700,000 of Expenditures; and

(h)

Archean Star shall also assume and satisfy the financial obligations and otherwise comply with the terms of the annual required expenditures provision contained in Article 7 of the Mining Lease and the advance royalty payment provision contained in Article 8 of the Mining Lease.

3.4

Upon the exercise of the Option in accordance with the terms of this Agreement, Archean Star will have exercised the Option and have acquired an undivided 80% Leasehold Interest pursuant to this Agreement and NALLC shall promptly prepare and deliver to Archean Star a registrable transfer document confirming that Archean Star holds an 80% Leasehold Interest and AMCOR holds a 20% Leasehold Interest, respectively, in the Mining Lease.

3.5

Each of the payment and common share issuance obligations set forth in Section 3.3 may be accelerated by Archean Star in order to accelerate Archean Star’s exercise of the Option, but if Archean Star fails to meet any such payment or Expenditure obligation when due, the Option will terminate, subject to AMCOR providing Notice of default to Archean Star and Archean Star failing to cure said default pursuant to Section 10.1.

3.6

Expenditures incurred by any date in excess of the amount of Expenditures required to be incurred by such date shall be carried forward to the succeeding period and qualify as Expenditures for the succeeding period.  If Expenditures incurred by any date are less than the amount of Expenditures required to be incurred by such date, Archean Star may pay the deficiency to or at the direction of AMCOR in cash within sixty (60) days after such date, in order to maintain the Option in good standing.  Such payments of cash in lieu of Expenditures shall be deemed to be Expenditures incurred on the Property on or before such date.  For greater certainty, if Expenditures incurred by any date are more than the amount of Expenditures required to be incurred by such date, Archean Star may credit such Expenditures to the next Expenditure period as outlined in Section 3.3.

3.7

The Parties agree that the share issuances by Archean Star, as set out in Sections 3.3(b)(iii), 3.3(b)(iv), 3.3(c) and 3.3(d) herein shall satisfy in full any and all consideration that is due to NALLC and/or AMCOR in connection with the following:

(a)

the amendment to the Mining Lease dated December 6, 2012, which amended the terms of the Royalty Schedule contained in the table in Article 8 of the Mining Lease; and

(b)

the obligation of APD to issue certain restricted common stock in the capital of APD under the paragraph entitled “Stock Issuance” in Article 8 of the Mining Lease, as reflected in Schedule D.

3.8

Archean Star will have the right to terminate this Agreement at any time after the Expenditure payment set out in Section 3.3(e) has been paid up to the date of exercise of the Option by giving notice in writing of such termination to AMCOR, and in the event of such termination, this Agreement will, except for the provisions of Sections 2.4, 3.12 and 6.2, be of no further force and effect save and except for any obligations of Archean Star incurred prior to the effective date of termination.

3.9

The options described in this Agreement are options only and except for the payments required in Section 3.3(a) and 3.3(e) which are obligatory, and except as specifically provided otherwise, nothing herein contained will be construed as obligating Archean Star to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may otherwise be made hereunder will not be construed as obligating Archean Star to do any further act or make any further payment or payments.

3.10

Archean Star may at any time during the Option Period elect to abandon any one or more of the Claims by giving a minimum of a sixty (60) day notice in writing to AMCOR and NALLC of such intention.  Any Claims so abandoned shall be in good standing under the laws of the jurisdiction in which they are situate for at least one year from the date of abandonment.  Upon any such abandonment, the Claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such Claims has been transferred to Archean Star, Archean Star shall retransfer such title to AMCOR at Archean Star’s expense.

3.11

Between the date of this Agreement and the exercise of the Option, each of the Parties to this Agreement will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  During the same period, each Party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

3.12

AMCOR hereby indemnifies and agrees to hold harmless Archean Star against any losses, claims and liabilities arising out of or in respect of AMCOR failing to maintain the Mining Lease in good standing or exercising its rights thereunder for the benefit of Archean Star in accordance with this Agreement.

3.13

The Option cash payments set out in Sections 3.3(a), 3.3(b), 3.3(e), 3.3(f), 3.3(g) and 3.3(h) are exclusive of any State or Federal taxes or other taxes that may be imposed, and in the event that any tax (or taxes) is required to be paid then the Parties agree that the Option terms shall be adjusted accordingly.

3.14

The Option is subject to the recognition of an area of mutual interest ("Area of Mutual Interest") which shall encompass that area more particularly described as Township 47 North, Range 7 East, Boise Meridian, Township 47 North Range 6 East, Boise Meridian, Township 46 North, Range 7 East, Boise Meridian, Township 46 North, Range 6 East, Sections 1 – 12, Boise Meridian, Shoshone County, Idaho and Township 18 North, Range 31 West, and the South 1/2 of Township 19 North, Range 31 West, Mineral County, Montana, shall apply as described in Article 5 of the Mining Lease.  Any and all interests in mineral concessions or other mineral rights that have been, or may be acquired, directly or indirectly, by either Party, or their Affiliates, during the term of this Agreement that lie within the Area of Mutual Interest shall be included in the Property and subject to the terms of this Agreement.

4.

COVENANTS OF AMCOR

4.1

During the currency of this Agreement, AMCOR covenants to:

(a)

not do any other act or thing which would or might in any way adversely affect the rights of Archean Star hereunder, including without limitation selling, assigning, encumbering or otherwise dealing with or affecting the Property;

(b)

make available to Archean Star and its representatives all available relevant technical data, geotechnical reports, maps, digital files and other data with respect to the Property in AMCOR’s or NALLC’s possession or control, including rock and soil samples, and all records and files relating to the Property and permit Archean Star and its representatives at their own expense to take abstracts therefrom and make copies thereof;

(c)

promptly provide Archean Star with any and all notices and correspondence received by AMCOR or NALLC from government agencies or other parties to the Mining Lease in respect of the Property;

(d)

cooperate fully with Archean Star in obtaining any surface and other rights, permits or licences on or related to the Property as Archean Star deems desirable, provided that Archean Star shall be responsible for payment of all of the cost for services provided by AMCOR personnel at industry standard rates for such services;

(e)

grant to Archean Star, its employees, agents and independent contractors, the sole and exclusive right and option to:

(i)

enter upon the Property for the purpose of, and to do such prospecting, exploration, development or other mining work thereon and thereunder as Archean Star in its sole discretion may consider advisable;

(ii)

bring and erect upon the Property such equipment and facilities as Archean Star may consider advisable; and

(iii)

remove from the Property and dispose of material for the purpose of testing;

(f)

immediately advise Archean Star by notice in writing of any default under the Mining Lease and provide Archean Star with copies of all communications relating thereto;

(g)

until the earlier of the exercise of the Option or the termination of this Agreement, AMCOR will not, without the prior written consent of Archean Star, allow the Property to become subject to any claims, liens, security interests, charges and encumbrances of any nature or kind whatsoever or enter into any agreement (whether written or verbal) that may result in the creation of any such claims. liens, security interests, charges and encumbrances or otherwise restrict in any manner whatsoever the exercise of the Option by Archean Star as contemplated by the Agreement, except for any encumbrances arising from the activities of AMCOR; and

(h)

do all such other acts and things as may be necessary or desirable in order to give effect to the transaction contemplated by this Agreement.

4.2

During the period of the Option, AMCOR covenants to:

(a)

maintain in good standing the Claims included in the Property by the payment of fees, taxes and rentals and the performance of all other required actions in order to the keep the Claims free and clear of all liens and other charges arising from AMCOR’s activities thereon, except those contested in good faith by AMCOR; and

(b)

perform all work on the Property in a careful and miner-like manner and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authorities and with Mine Safety and Health Administration (MSHA) and make all local, state and federal filings to hold the claims at least 30 days prior to the legal due date and provide receipts to AMCOR.

5.

COVENANTS OF NALLC

5.1

During the currency of this Agreement, NALLC covenants to:

(a)

during the term of the Option, retain title to the Property and not encumber same and shall not deal with title in any manner except to record Archean Star’s Option to earn an 80% Leasehold Interest in the Mining Lease, which shall be recorded on title to the Property, as maintained by the applicable mineral title registry in Idaho and Montana, respectively;

(b)

provide such documentation as may be required to ensure that the Option on the Mining Lease is properly recorded with the applicable mineral title registry in Shoshone County, Idaho and Mineral Country, Montana, together with other items and documents as may be necessary to give full force and effect to this Agreement; and

(c)

do all such other acts and things as may be necessary or desirable in order to give effect to the transaction contemplated by this Agreement.

6.

COVENANTS OF ARCHEAN STAR

6.1

During the term of the Option, Archean Star covenants to:

(a)

perform AMCOR’s obligations under the Mining Lease as if they were Archean Star’s obligations and otherwise keep the Mining Lease in good standing;

(b)

concurrently with making any payment pursuant to the Mining Lease, advise AMCOR in writing of same; keep the Property free and clear of all Liens arising from its operations hereunder (except liens for taxes not yet due, other inchoate liens or liens contested in good faith by Archean Star) and proceed with all diligence to contest or discharge any Lien that is filed;

(c)

maintain the Property in good standing with the BLM and such other regulatory agencies by making those annual maintenance payments as required by those agencies and performances of all obligations under the Mining Lease;

(d)

permit AMCOR, or its representatives duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records and reports, if any, prepared by Archean Star in connection with work done on or with respect to the Property, and furnish AMCOR monthly activity reports on or before the 15th of the following month in respect of the work carried out by Archean Star on the Property during the previous month;

(e)

during the implementation of sections 4.1(e)(i), 4.1(e)(ii) and 4.1(e)(iii) above, Archean Star agrees to indemnify and hold AMCOR harmless from any liability related to an accident or personal injury of any of its employees, officers, directors, agents, consultants or sub-contractors;

(f)

conduct all work on or with respect to the Property in a careful and miner-like manner and in compliance with all applicable federal, provincial and local laws, rules, orders and regulations, and with Mine Safety and Health Administration (MSHA) requirements, and indemnify and save AMCOR harmless from any and all claims, suits, demands, losses and expenses including, without limitation, with respect to environmental matters, made or brought against it as a result of work done or any act or thing done or omitted to be done by Archean Star on or with respect to the Property; and

(g)

return the Property intact upon termination of the Option pursuant to the terms of this Agreement.

6.2

In the event of termination of the Option for any reason other than through the exercise thereof, Archean Star will have the right (and, if requested by AMCOR within 90 days of the effective date of termination, the obligation) to remove from the Property within six months of termination of this Agreement all facilities erected, installed or brought upon the Property by or at the instance of Archean Star, failing which, the facilities shall become the property of AMCOR.

6.3

Archean Star shall do all such other acts and things as may be necessary or desirable in order to give effect to the transaction contemplated by this Agreement, including using its commercially reasonable efforts to obtain Exchange acceptance of this transaction.

7.

BUY-OUT OPTION

7.1

Archean Star shall have the right to exercise the buy out clause as set out in Section 7.3 and thereby purchase a 100% interest in the Property from NALLC, and thereby terminate the Mining Lease (the “Buy-out Option”).  Upon exercise of the Buy-out Option by Archean Star, AMCOR shall be obligated to contribute 20% of the cost of the acquisition of the Property.

7.2

If Archean Star exercises the Buyout Option on or before June 27, 2017, Archean Star (with AMCOR contributing 20% of the purchase price) shall pay the sum of US$10,000,000 to NALLC, and NALLC shall retain a 1% NSR (as defined in Schedule “D”) in the Property.  In the event that the Buy-out Option is exercised after June 27, 2017, the purchase price payable to NALLC shall be US$15,000,000, and all other terms remain the same.  Prior payments of royalties, costs, or other expenses will not be included in the Buy-out Option payment.  This Buy-out Option terminates any obligations Archean Star has within the Mining Lease, except for the remaining 1% NSR.

7.3

Concurrently with the exercise of the Buy-out Option, NALLC shall transfer title to the Claims which comprise the Property to Archean Star, or its nominee, free and clear of all encumbrances, except those encumbrances, if any, resulting from the activities of Archean Star.

8.

THE JOINT VENTURE

8.1

If Archean Star exercises the Option as set out in Section 3, then, as of the exercise date of the Option, AMCOR shall receive a 20% carried Interest in the Mining Lease until such time as the earlier of:

(a)

a NI 43-101 compliant Feasibility Study has been prepared on the Property for Archean Star; or

(b)

Archean Star has notified AMCOR in writing of its decision to proceed with Mining of the Property (a “Decision to Mine”),

has occurred, at which time (the “JV Formation Date”) a Joint Venture shall automatically be deemed to be formed between Archean Star and AMCOR in accordance with the terms set out in Schedule "C", whereby AMCOR shall hold a 20% Joint Venture Interest and Archean Star shall hold an 80% Joint Venture Interest, in and to the Mining Lease, and all Expenditures from the date of the formation of the Joint Venture shall be apportioned between the parties as to their percentage interest. The Mining Lease shall thereupon become a Joint Venture Asset.

8.2

Expenditures, if any, in excess of those required to maintain the Option in good standing which have been committed or incurred by Archean Star at the JV Formation Date will be carried forward and credited to Archean Star’s contribution to Joint Venture programs under the Joint Venture.

9.

CONFIDENTIALITY

9.1

All matters concerning the execution and contents of this Agreement, the Joint Venture, and the Property shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the Property without the prior written consent of the other Party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a Party’s shares are listed or other applicable laws or regulations.  Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

9.2

Each Party shall provide the other with a copy of any news release it proposes to publish relating to the Property or this Agreement prior to publication of the same for the other Party's review which shall not be unreasonably delayed in view of any timely disclosure obligations which may be applicable.  Each Party shall use its reasonable efforts to provide any comments it may have to the other Party forthwith, but in any event within one business day.

10.

RIGHT OF FIRST REFUSAL

10.1

In the event that either party wishes to sell any or all of its interest in the Leasehold Interest or the Joint Venture (the “Offeror”), the Offeror shall first give the other party (the “Offeree”) notice in writing containing an offer to sell to it such interest specifying the price in dollars and other terms and conditions for such sale.  If within a period of 60 days of the receipt of such notice the Offeree notifies the Offeror in writing that it wishes to accept the offer, the Offeror shall be bound to sell such interest to the Offeree at such price and on the terms and conditions contained in the offer.  If the Offeree elects not to accept the offer or fails to notify the Offeror before the expiration of the time herein limited that it will purchase the interest offered, the Offeror may sell and transfer such interest to any third party or parties, at the price, terms and conditions specified in the offer for a period of four months following the date of the Offeree's election not to accept the offer or expiry of the 60-day period, whichever occurs earlier, after which such interest shall again be subject to this Section 10.1. The right of the Offeree under this Section 10 shall continue while the Option remain in good standing, failing which the right shall terminate.

11.

TERMINATION

11.1

Subject to Section 3.8, in addition to any other termination provisions contained in this Agreement, this Agreement and the Option can be terminated by AMCOR if Archean Star should be in default in performing any requirement herein set forth in a timely manner and has failed to take reasonable steps to cure such default within 30 days after the giving of a written notice of such default by AMCOR.

11.2

Upon completion of a minimum expenditure of US$700,000, Archean Star may terminate the Option Agreement at any time thereafter during the Option period and in accordance with Article 18 and Article 19 of the Mining Lease.  In the event that Archean Star makes a decision to terminate the Option, as contemplated in Article 18 of the Mining Lease, prior to completion of the Option, Archean Star must first notify AMCOR, at which time AMCOR has the right to take over the Mining Lease at its sole discretion.

12.

ARBITRATION

12.1

If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of one arbitrator to be named as follows:

(a)

the Party or Parties sharing one side of the dispute shall name a representative to select an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)

the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name a representative to select an arbitrator; and

(c)

the two representatives so named shall, within 30 days of the naming of the latter of them, select a third person who shall act as arbitrator.

The decision of the arbitrator shall be made within 60 days after selection.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the Parties on either side of the dispute fail to name their representative within the time limited or fail to proceed with the arbitration, reference for appointment of an arbitrator shall be made to the British Columbia International Arbitration Centre.  The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), and the decision of the arbitrator shall be conclusive and binding upon all the Parties.

13.

OPERATOR

13.1

Until a Joint Venture is formed under Section 8 or alternatively, termination of the Option and this Agreement shall have occurred under Section 11 hereof:

(a)

Archean Star shall be the operator of the Property (the "Operator"); and

(b)

The Operator shall be responsible for making the Expenditures to be incurred by Archean Star under the terms of this Agreement, for complying with all applicable laws and regulations with respect to its operations on the Property, for making all filings and doing all other things necessary to maintain the mineral claims comprising the Property in good standing, for securing and complying with all work permits and for performance of any reclamation required on the Property in respect of its operations.

14.

CONDITIONS PRECEDENT

14.1

The obligations of Archean Star under this Agreement are subject to the fulfillment prior to the Option Date of the following conditions precedent for the exclusive benefit of Archean Star:

(a)

the representations and warranties of all Parties made in this Agreement shall be true and correct in all material aspects as at the Option Date;

(b)

completion of a review by Archean Star of title to the Property to the satisfaction of Archean Star;

(c)

Archean Star has obtained Exchange acceptance for this transaction;

(d)

any approval or consent of any applicable government entities as required for this transaction shall have been obtained;

(e)

AMCOR furnishing to Archean Star all technical data with respect to the Property within 10 days of the Option Date and Archean Star completing a review of such data to its satisfaction;

(f)

Archean Star completing a review of the amended Mining Lease and amended Purchase Option Agreement to its satisfaction;

(g)

except as set forth in the Mining Lease and the Purchase Option Agreement, there shall be no other issued and outstanding option to the Mining Lease and no person shall have the right, agreement, warrant, option or commitment, present or future, contingent or absolute, or anything capable for becoming a right, agreement or option with the passage of time or occurrence of any event or otherwise for any interest in and to the Mining Lease; and

(h)

all requisite approval by the Board of Directors of each of AMCOR and Archean Star.

15.

SECURITIES LAWS

15.1

The Parties hereto acknowledge that the issuance of the common shares by Archean Star to AMCOR and NALLC, or such other Party as directed by AMCOR, as contemplated by Section 3.3 herein will be made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws of Canada and the United States of America and such share certificates shall bear restrictive legends and will be subject to resale restrictions, as prescribed by applicable securities laws.

16.

GENERAL

16.1

Neither Party may assign this Agreement or any rights hereunder in the Property without the prior written consent of the other, such consent not to be unreasonably withheld.  Notwithstanding this Section 16.1, a Party may assign, without prior written consent, this Agreement to an Affiliate or associate (as that term is defined in the Business Corporations Act (British Columbia)) by delivering notice to that effect to the other Party provided that such Affiliate or associate first signs an agreement, in form and substance acceptable to the other Party, agreeing to be bound by the terms of this Agreement.  For greater certainty, nothing herein shall prevent any party from entering into any corporate reorganization, merger, amalgamation, take-over bid, plan of arrangement, or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning, transferring, or otherwise disposing of all or a part of the rights under this Agreement to a purchaser.

16.2

This Agreement inures to the benefit of and binds the Parties and their respective successors and permitted assigns.

16.3

This Agreement supersedes the Letter Agreement.

16.4

Each Party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or desirable to give effect to the terms and intent of this Agreement including executing additional documents and entering into amendments to related agreements.

16.5

No waiver of any term of this Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver.  No failure to exercise, and no delay in exercising, any right or remedy under this Agreement shall be deemed to be a waiver of that right or remedy.  No waiver of any breach of any term of this Agreement shall be deemed to be a waiver of any subsequent breach of that term.

16.6

No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by both Parties.

16.7

Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party (aside from circumstances arising from the financial difficulty of such Party), acting diligently, the period of any such delay shall be excluded in computing, and shall extend, the time within which such Party may exercise its rights and/or perform its obligations under this Agreement.

16.8

Each of the Parties hereto covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this Agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this Agreement voluntarily understanding the nature and effect of this Agreement after receiving such advice.

16.9

The Parties shall bear their own legal costs in connection with this Agreement.

16.10

All references to monies in this Agreement shall be in U.S. funds.

16.11

Any notice or other communication required or permitted to be given under this Agreement must be in writing and shall be effectively given if delivered personally or by overnight courier or if sent by fax or electronic transmission, addressed in the case of notice to AMCOR or Archean Star, as the case may be, to its address set out on the first page of this Agreement.  Any notice or other communication so given is deemed conclusively to have been given and received on the day of delivery when so personally delivered, on the day following the sending thereof by overnight courier, and on the same date when faxed (unless the notice is sent after 4:00 p.m.  (Vancouver time) or on a day which is not a business day, in which case the fax will be deemed to have been given and received on the next business day after transmission).  Either Party may change any particulars of its name, address, contact individual or fax number for notice by notice to the other party in the manner set out in this Section 14.9.  Neither Party shall prevent, hinder or delay or attempt to prevent, hinder or delay the service on that party of a notice or other communication relating to this Agreement.

[The remainder of this page is left intentionally blank]

16.12

This Agreement may be executed by facsimile, email or other electronic transmission and in any number of counterparts.  Each of which shall constitute one and the same agreement.

The parties have duly executed this Agreement as of the date and year first written above.

ARCHEAN STAR RESOURCES CORP

By:

/s/ Graeme O’Neill

Authorized Signing Representative

NORTHERN ADVENTURES, LLC

By:

/s Floyd Short

Floyd Short, Managing Member

AMERICAN CORDILLERA MINING CORPORATION

By:

/s/ Frank Blair

Frank Blair, President

AMCOR EXPLORATION, INC.

By:

/s/ Frank Blair

Frank Blair, President

SCHEDULE "A" - DESCRIPTION OF THE PROPERTY

NAME	Locator	Shoshone County Date	County Record Number	BLM Filing Date	BLM Serial Number
Monitor 108	Northern Adventures LLC	09/03/2012	469395	11/27/2012	IMC 211608
Monitor 109	Northern Adventures LLC	09/03/2012	469396	11/27/2012	IMC 211589
Monitor 110	Northern Adventures LLC	09/03/2012	469397	11/27/2012	IMC 211590
Monitor 111	Northern Adventures LLC	09/03/2012	469398	11/27/2012	IMC 211591
Monitor 113	Northern Adventures LLC	09/03/2012	469399	11/27/2012	IMC 211592
Monitor 126	Northern Adventures LLC	09/03/2012	469400	11/27/2012	IMC 211593
Monitor 127	Northern Adventures LLC	09/03/2012	469401	11/27/2012	IMC 211594
Monitor 128	Northern Adventures LLC	09/03/2012	469402	11/27/2012	IMC 211595
Monitor 129	Northern Adventures LLC	09/03/2012	469403	11/27/2012	IMC 211596
Monitor 130	Northern Adventures LLC	09/03/2012	469404	11/27/2012	IMC 211597
Monitor 132	Northern Adventures LLC	09/03/2012	469405	11/27/2012	IMC 211598
Monitor 134	Northern Adventures LLC	09/03/2012	469406	11/27/2012	IMC 211599
Monitor 205	Northern Adventures LLC	09/03/2012	469407	11/27/2012	IMC 211600
Monitor 207	Northern Adventures LLC	09/03/2012	469408	11/27/2012	IMC 211601
Monitor 208	Northern Adventures LLC	09/03/2012	469409	11/27/2012	IMC 211602
Monitor 209	Northern Adventures LLC	09/03/2012	469410	11/27/2012	IMC 211603
Monitor 210	Northern Adventures LLC	09/03/2012	469411	11/27/2012	IMC 211604
Monitor 211	Northern Adventures LLC	09/03/2012	469412	11/27/2012	IMC 211605
Monitor 220	Northern Adventures LLC	09/03/2012	469413	11/27/2012	IMC 211606
Monitor 222	Northern Adventures LLC	09/03/2012	469414	11/27/2012	IMC 211607

B-1

SCHEDULE "B" – PROPERTY OBLIGATIONS

Article 7 of the Mining Lease

During the first year of the primary term of the Mining Lease, AMCOR shall perform US$50,000 of work upon, towards, or for the eventual benefit of the Property.  Funds used directly to acquire additional unpatented mining claims will be attributed to the first year’s work requirement.  During the second and third year, an additional US$50,000 of work upon, toward, or for the eventual benefit of the Property shall be performed.  During the fourth year, and each year thereafter, AMCOR shall perform US$100,000 of work upon, towards, or for the eventual benefit of the Property.  Provided, however, in the event commercial production is commenced at any time, Article 7 of the Mining Lease requiring minimum work shall not be applicable.

The term “upon” means exploration or development work performed within the exterior vertical boundaries of the Property.  The work may include, but is not limited to diamond drilling, drifting, shaft sinking, raising, rehabilitation of existing underground openings in advance of any such work, surface mapping, geochemical surveys, stratigraphic and structural investigations, metallurgical and other physical analytical work, mine engineering and geological analysis which enhances the understanding of the geology and possible mineralization of the Property, and, in addition, all unpatented claim holding costs.

The term “toward” means the kind of work described above, but performed within 1,000 feet of any exterior boundary of the Property.

In the event work is performed in excess of the required minimum amounts during any period, the excess may be carried forward to the credit of AMCOR.

B-2

SCHEDULE "C" - JOINT VENTURE TERMS

In this Schedule "C", terms and expressions given a defined meaning in the Agreement to which this Schedule "C" is attached shall have the corresponding meaning in this Schedule "C".

1.

RELATIONSHIP OF PARTIES

The relationship of the Parties in the Joint Venture shall not be, and shall not be construed to be, a partnership relationship, an agency or legal representative relationship or a fiduciary relationship.  Except as otherwise expressly provided in this Schedule "C", the rights, privileges, powers, duties, liabilities and obligations of the Parties shall be as joint venturers and shall be several and not joint or joint and several.

2.

CALCULATION OF JOINT VENTURE INTERESTS

The following provisions shall apply until such time as the Parties have entered into the definitive Option and Joint Venture Agreement failing which the Agreement to which this Schedule "C" is attached will continue to govern the relations between them.

2.1

Initial Calculation.  On the date that the Joint Venture is formed as a result of the exercise of the Option, AMCOR and Archean Star are deemed to have the following Joint Venture Interests:

AMCOR

Archean Star

Deemed Expenditures:

$420,000

$2,100,000

Joint Venture Interest

20%

80%

2.2

Calculation on Ongoing Basis.  Subject to Section 2.3 of this Schedule "C", AMCOR’s and Archean Star’s, as the case may be, Joint Venture Interest, calculated at any time and from time to time, shall be determined in accordance with the formula:

A  =  B x 100%
              C

where

(a)

A is AMCOR’s or Archean Star’s, as the case may be, Joint Venture Interest;

(b)

B is an amount equal to AMCOR’s or Archean Star’s, as the case may be, deemed Expenditures under Section 2.1 of this Schedule "C", plus all of AMCOR’s or Archean Star’s, as the case may be, Expenditures made after the formation of the Joint Venture; and

(c)

C is an amount equal to the Parties' total deemed Expenditures under Section 2.1 of this Schedule "C" plus all of the Parties' Expenditures made after the formation of the Joint Venture.

For greater certainty, for the purposes of the dilution calculation, AMCOR shall be deemed to receive credit for Expenditures incurred by Archean Star during the period from the date of exercise of the Option until the JV Formation Date.  For example, if Archean Star has incurred Expenditures totaling US$20,000,000 as at the JV Formation Date, then AMCOR shall be deemed to have incurred US$5,000,000 of Expenditures.

2.3

Conversion of Joint Venture Interest.  If AMCOR’s or Archean Star’s Joint Venture Interest is reduced to 10% or less, then AMCOR’s or Archean Star’s, as the case may be, Joint Venture Interest shall be converted to a 1% Net Smelter Returns royalty, as provided for in Schedule “F” to the Agreement, which shall be reduced by the amount of any underlying royalty payable on the Property.  The Joint Venture shall terminate upon such conversion, and the surviving Party shall become the sole owner of a 100% interest in the Property subject to the Net Smelter Returns royalty and any other royalties under the Mining Lease.  The surviving party shall have a right of first refusal to match any third party offer to purchase the royalty.

3.

MANAGEMENT COMMITTEE

3.1

Establishment.  Promptly upon the formation of the Joint Venture, the Parties shall establish the Management Committee.  One Representative and one alternate shall be appointed in writing by each Party and re-appointed from time to time.

3.2

Powers and Obligations.  Except as expressly provided otherwise in this Agreement, the Management Committee is empowered to make all strategic and planning decisions regarding the Joint Venture.  Accordingly, the Management Committee is responsible for revising Programs submitted by the Operator, for approving all Programs and for evaluating the results of all Programs.

3.3

Calling of Meetings.  Meetings of the Management Committee shall be held in Vancouver, British Columbia at such place, time and date as may be determined by the Operator or the non-Operator on at least 15 days' notice.  The Representatives may waive the notice period required for any meeting.  Any notice must include the time, date, place and agenda of each meeting.  On receipt of any such notice, the receiving Party may add any item to the agenda, if the receiving Party notifies the other Party of the addition at least 7 days before the meeting.  No item which is not on the agenda may be discussed without the consent of the Representatives.  Individuals other than the Representatives may attend meetings of the Management Committee with the unanimous consent of the Representatives.

3.4

Attendance at Meeting by Phone.  Any Representative may attend a meeting of the Management Committee by telephone or video conference call.

3.5

Quorum at Meetings.  The quorum for any meeting of the Management Committee is one Representative from each of the Parties.  If a quorum is not present at the date, time and place set for a meeting, then the meeting shall be adjourned to the same place and time on the same day of the following week.  At the continuation of the adjourned meeting the Management Committee may conduct business, if a notice regarding the continuation of the adjourned meeting was sent to the Party whose Representative did not attend the meeting as originally scheduled.  In no other circumstance may business be transacted at a meeting of the Management Committee without a quorum being present.

3.6

Chairman and Secretary of Meetings.  The initial chairman of the Management Committee (the "Chairman") shall be determined by Archean Star and thereafter designated annually by the Party with the greater Joint Venture Interest.  The Chairman shall appoint a secretary to act as a secretary of the Management Committee at the beginning of each meeting of the Management Committee.  Such secretary shall carry out the duties of the secretary of the Management Committee until such secretary's replacement is appointed.  The secretary shall prepare and maintain minutes of each meeting of the Management Committee.  The secretary shall distribute to the Representatives such minutes, as soon as practicable following each meeting.  The secretary shall also maintain, and distribute to the Representatives, copies of all correspondence and instruments received, sent or signed by the Management Committee or the Representatives (when acting in the capacity of a Representative).

3.7

Making Decisions.  All decisions of the Management Committee shall be by majority vote by the two voting Representatives, who shall each have the number of votes equal to such Representative's respective Party's Joint Venture Interest from time to time.  In the event of an equality of votes, the Operator's Representative shall have an additional and casting vote.  Alternatively, the Management Committee may transact any business by a written instrument signed by a Representative of each Party.  Each decision of the Management Committee shall be final and binding on the Parties.

3.8

Consent of Management Committee Required.  Notwithstanding any term in this Agreement, the Operator shall not take any of the following actions without obtaining the prior written consent of Parties holding at least a 60% Joint Venture Interest:

(a)

create, or permit to remain, any material Liens, upon any Joint Venture Asset, except for any Liens which are customary in the circumstances of an mining joint venture;

(b)

settle any suit, claim or demand with respect to the Joint Venture involving an amount in excess of $100,000; or

(c)

abandon, sell or otherwise dispose of a Joint Venture Asset having a net book value greater than $100,000 or, if related to normal business operations, a net book value greater than $250,000.

The Operator shall not abandon, sell or otherwise dispose of the Property, or any material part thereof without obtaining the prior written consent of Parties holding 100% of the Joint Venture Interests.

4.

THE OPERATOR, ITS POWERS AND OBLIGATIONS

4.1

Initial Operator.  Upon the formation of the Joint Venture, Archean Star shall be the first Operator.

4.2

Resignation and Replacement.  The Operator may resign as Operator upon notifying the non-Operator in writing of its resignation at any time after a Program has been approved by the Management Committee but before the commencement of the implementation of such Program, or at any time if no Program is being carried out at that time.  The Operator shall be deemed to have resigned if:

(a)

the Operator materially defaults in its obligations as operator hereunder and fails to commence and diligently prosecute measures to remedy such default within 30 days after the non-Operator shall have given written notice to the Operator of such default specifying in such notice the nature of the default;

(b)

the Joint Venture Interest of the Operator becomes less than 50%; or

(c)

pursuant to Section 6.1 of this Schedule "C", during the period of the Second Option, the Operator fails to submit a Program requiring minimum Expenditures of at least $100,000 to the Management Committee within six months of the completion of the previous

Program and the non-Operator commits to such Program and the Expenditures required therein.

(d)

pursuant to Section 6.1 of this Schedule "C", Archean Star, the Operator fails to submit a Program requiring minimum Expenditures of at least $1,000,000 in each calendar year thereafter to the Management Committee within six months of the completion of the previous Program and the non-Operator commits to such Program and the Expenditures required therein. In the event of the occurrence of (c) or (d) above, the Party that was previously the non-Operator shall have the right within a period of 90 days of the occurrence of such event to prepare and deliver to the Management Committee a Program requiring minimum Expenditures outlined in  (c) or (d) above and the provisions of this Section 4.2 and Section 7 of this Schedule "C" shall for all purposes of this Schedule "C" apply mutatis mutandis as if for such Program the non-Operator was the Operator, provided further that notwithstanding the foregoing, Archean Star so long as it retains at least a 50% interest in the Joint Venture, shall continue to have the right to retain its position as Operator in accordance with this Section 4.2 following completion of a Program by the non-Operator.

On any change or replacement of the Operator, the retiring Operator shall transfer all data, documents, reports, records, accounts, samples and assays in its possession or control, and relating to the Mining Operations or the Property, to the incoming Operator.

4.3

Powers and Obligations.  Subject to the approval of each Program by the Management Committee and to funds being advanced by the Parties who have elected to contribute to such Program, the powers and obligations of the Operator shall be as follows:

(a)

to manage the Joint Venture and conduct, or cause to be conducted, all work performed under a Program in a a careful and miner-like manner in accordance with good exploration, engineering and mining practice and in accordance with the terms of this Agreement;

(b)

to submit each Program to the Management Committee for approval by delivering the Program to the Representatives at least 30 days in advance of the meeting of the Management Committee at which such Program is to be considered;

(c)

subject to Section 3.8 of this Schedule "C", to keep the Property in good standing and to pay all applicable payments, fees and taxes, and other similar governmental charges lawfully levied or assessed in respect of the Property, except that the Operator shall not be obliged, however, to make any such payment as long as such payment is being contested in good faith and the non-payment thereof does not adversely affect the Property;

(d)

subject to Sections 8, 9 and 10 of this Schedule "C", to provide, purchase, lease or rent all plant, buildings, machinery, equipment, tools, appliances, materials, supplies and services required for a Program and to dispose of the same when no longer required or useful for the purposes of the Property and the Joint Venture;

(e)

to maintain and keep the Joint Venture Assets, or to cause the Joint Venture Assets to be maintained and kept, in good operating condition and repair in accordance with good exploration and mining practice;

(f)

to open and maintain a bank account for the Joint Venture for Expenditures incurred and revenue received in connection with the Property.

(g)

to comply with all applicable statutes, regulations, by-laws, laws, orders and judgments and all directives, rules, consents, permits, orders, guidelines, approvals and policies of any applicable governmental authority affecting the Joint Venture;

(h)

to obtain and maintain such types and levels of property and liability insurance with respect to the Joint Venture as the Operator shall consider necessary from time to time, such coverage to include the non-Operator as a named insured to the extent of the non-Operator's undivided interest in the Joint Venture from time to time;

(i)

to require the Operator's contractors and subcontractors to take out and maintain such types and levels of property and liability insurance as the Operator shall consider necessary or advisable from time to time and to comply with the requirements of all applicable unemployment insurance and workers' compensation legislation, and with Mine Safety and Health Administration (MSHA) requirements with respect to work or services to be provided by such contractors or subcontractors;

(j)

to advise the non-Operator of any accident or occurrence resulting in any material damage to or destruction of any Joint Venture Assets or material harm or injury to any individual;

(k)

to keep adequate data, information and records of the Operator's management of the Joint Venture and to keep suitable accounts which reflect all financial aspects of the Joint Venture and once per year to make such available to the non-Operator, at the place designated by the Operator, within ten days of receipt of a written request for disclosure by the non-Operator;

(l)

to provide the non-Operator with monthly reports on activities on the Property during periods of active field work or when mine operations are active, quarterly reports and a detailed annual report on the Operator's management of the Joint Venture, including an accounting of all Expenditures made by the Operator under the current or previous Program;

(m)

to permit the non-Operator, at the non-Operator's sole risk and expense and with prior notice to the Operator, access to the Property during normal working hours for the purpose of examining activities and work thereon so long as such access shall not materially interfere with or impair such activities and work;

(n)

to have all powers necessary to carry out, or cause to be carried out, all of the Operator's obligations set out in this Agreement and to otherwise carry out, or cause to be carried out, all Programs approved by the Management Committee; and

5.

ESTABLISHMENT OF OPCO

The Operator may, at any time, establish an operating company, as a wholly-owned subsidiary (“Opco”), to hire the labour and contractors necessary to construct and operate the mine subject to the Operator being responsible for the performance and obligations of Opco.  The Operator may delegate those of its obligations and, to the extent necessary, rights hereunder, to Opco necessary for Opco to carry out its objectives, subject to withdrawal of that delegation at any time by Notice in writing from Operator to

Opco.  As Opco’s assumption of specific duties regarding mine construction and operation will obviate the need for the Operator to perform some or all of the work, the Operator will, in good faith, review and, if appropriate, adjust the Operator’s charge under Section  6.1(b) of this Schedule “C”.

6.

REIMBURSEMENT OF OPERATOR

6.1

Costs.  The Operator shall be reimbursed by the joint venture participants for any Costs it incurs in carrying out approved exploration programs, capital plans and mine operating plans or otherwise carrying out its duties as Operator.  “Costs” means

(a)

all costs, payments, expenses, charges and outlays, direct and indirect, made or incurred by the Operator on or in respect of the Claims after commencement of this joint venture including taxes, duties and imposts; and

(b)

administrative services, head office overhead and use of the Operator’s corporate infrastructure shall not be charged directly in Section 6.1.  Rather, the Operator shall be entitled to an Operator’s fee on the Costs contemplated in Section  6.1 of:

(i)

12% of Costs incurred prior to a Decision to Mine; and

(ii)

3% on Costs incurred after the date of the Decision to Mine;

subject in each case to review and adjustment, if any, under   The fee has been established on the basis that the party acting as Operator shall not profit nor suffer a loss by virtue of providing these services.  The fee shall not be subject to audit but may be reviewed, in good faith, by the parties from time to time, at the instance of either party.

6.2

Emergencies.  In an emergency, the Operator, without the consent of the non-Operator, may take such immediate actions and make such immediate Expenditures as the Operator deems necessary to keep the Property in good standing or for the protection of individuals and/or property.  The Operator shall promptly report such emergency actions and Expenditures to the non-Operator by delivering an invoice to the non-Operator.  The non-Operator shall pay its share of the Expenditures to the Operator in accordance with Section 7.4 of this Schedule "C".

6.3

Contingency Fund.  The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy any legal obligations of the Parties respecting a mine maintenance plan or mine closure plan, including obligations for severance pay, pensions, rehabilitation and reclamation work.  Each Party shall contribute its proportionate share of such fund based on such Party's Joint Venture Interest at the time of the establishment of the fund (or at the time of the contribution, in respect of subsequent contributions).  The Operator shall invest any unused portion of such fund and all income thereon shall accrue in such fund.  If the Operator determines that such fund, or any portion thereof, is no longer necessary, the Operator shall make payments to the Parties in proportion to their contribution to such contingency fund on the date of such payments.

7.

PROGRAMS

7.1

Contents of Program.  The Operator shall prepare a Program and submit such Program budget to the Management Committee for approval at least 30 days before the beginning of each calendar year.  The Management Committee must approve each Program prior to implementation.  Each Program shall cover a period of up to 12 months or such other period as the Parties may agree.  Each Program must contain:

(a)

a reasonably detailed outline of all work which the Operator contemplates carrying out on the Property under such Program detailing the areas on the Property to be subject to such work and the time frame for each of the major elements of such work;

(b)

a reasonably itemized budget, broken down by month, of the projected Expenditures under the Program; and

(c)

the estimated amount and date of each payment that the non-Operator would have to make to the Operator.

7.2

Election by Representatives.  If the Operator proposes a Program which is approved by the Management Committee:

(a)

for $1,000,000 or lesser amounts, the Representatives shall then have 60 days to elect whether or not to participate in the Program; or

(b)

for more than $1,000,000, the Representatives shall then have 90 days to elect whether or not to participate in the Program.

7.3

Approved Programs.  The Operator shall carry out each Program approved by the Management Committee provided the Parties who have elected to contribute to such Program provide the Operator with their proportionate share of the funding in respect of the Program.

7.4

Payments to Operator.  If a Representative elects to participate in a Program on behalf of a Party, the Operator will submit an invoice to such Representative on or between the first and 15th day of the month immediately preceding a month in which Expenditures are to be made under a Program.  The invoice must set out the estimated Expenditures under the Program for the immediately following month, multiplied by the Joint Venture Interest of such Party.  Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount.  The Operator may also submit other invoices relating to reconciliations, bills, accounts or other requests for payment in respect of any Expenditures made by the Operator under a Program or otherwise in accordance with this Agreement.  Such invoice must set out the total amount involved, multiplied by the participating Party’s Joint Venture Interest.  Within 30 days of receipt of such invoice, such Party shall pay the Operator the invoice amount.  If such Party fails to make any payment to the Operator under this Section 7.4 of this Schedule "C" within any applicable 30 day payment period, after previously having elected to do so, such Party shall make such payment together with an interest payment, calculated at the rate equal to the annual rate of interest announced from time to time by the Bank of Montreal as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans in Canada (commonly known as its prime rate), plus 5%, for the period commencing on the expiry of such 30 day payment period and terminating on the date that full payment is made.  If such Party fails to make full payment, including in respect of interest, to the Operator within 60 days of the expiry of the applicable 30 day payment period, Section 7.6 of this Schedule "C" applies.

7.5

Failure to Participate.  Subject to Sections 7.7 and 7.8 of this Schedule "C", if a Party does not elect to participate in a Program, its Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program in accordance with Section 2.2 of this Schedule "C".

7.6

Failure to Make Payment by non-Operator.  Subject to Sections 7.7 and 7.8 of this Schedule "C", if a Party which has elected to participate in a Program fails to make a required payment within the 60 day period referred to in Section 7.4 of this Schedule "C", such Party's Joint Venture Interest shall be diluted with respect to Expenditures made in respect of such Program at a rate of two times normal dilution.

7.7

Failure to Spend at Least 80% of Budget.  If a Party does not elect to participate in a Program and the Operator does not make Expenditures under the Program at least equal to 80% of budgeted Expenditures, the non-participating Party shall not have its Joint Venture Interest reduced in accordance with Section 2.2 of this Schedule "C" if the non-participating Party pays the Operator within 60 days, following the completion of such Program, an amount equal to the total Expenditures made under such Program, multiplied by the non-participating Party's Joint Venture Interest, determined at the commencement of such Program.

7.8

Expenditures More Than 10% Above Budget.  Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by less than 10% will be funded by the Parties in proportion to their Joint Venture Interests.  Expenditures made by the Operator exceeding the Expenditures contemplated by the Program by more than 10% will be funded solely by the Operator, unless otherwise agreed by the Parties in writing.  Unless otherwise agreed by the Parties in writing, any such payments exceeding the Expenditures contemplated by the Program by more than 10% which are made by either the Operator or the non-Operator will not form part of the calculations used to determine the Joint Venture Interests of the Parties in accordance with Section 2.2 of this Schedule "C".

7.9

Return of Surplus Monies.  If, after completion of any Program, the Operator is in possession of any moneys contributed by the Parties and which are not required for the discharge of obligations relating to such Program, the Operator shall repay such moneys to the contributing Parties.

7.10

Failure to Submit Program to Management Committee.  If the Operator does not submit a Program involving Expenditures of at least $100,000 to the Management Committee for approval within a period of at least six months from the date of completion of the last Program (being when the report is complete and delivered to the non-Operator), then the non-Operator may propose a Program to the Management Committee for an amount not less than $100,000.  If the non-Operator makes such a proposal and the Program is approved by the Management Committee, the Operator shall carry out such Program and fund its proportionate share.  If the Management Committee does not approve such Program, the non-Operator may, notwithstanding Section 4.2 of this Schedule "C", become the Operator and carry out the Program.  Following the completion of such Program Section 4.2 of this Schedule "C" shall apply once again.

8.

DEALINGS WITH AFFILIATES

Any Joint Venture Assets that the Operator may purchase, lease or rent from an Affiliate shall be purchased, leased or rented at fair market value.  The cost of all work which the Operator may contract to an Affiliate shall be equal to the fair market value of such work.  Any Joint Venture Assets that the Operator may sell or otherwise dispose of to an Affiliate shall be sold or otherwise disposed of at fair market value.  The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.  The Operator shall give the non-Operator written notice of any transaction with an Affiliate and the non-Operator may, at any time within 12 months after it has received such notice, dispute whether such transaction was at fair market value.

9.

USE OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 5.4 of this Schedule "C", the Operator may use any Joint Venture Assets which are no longer required for the Joint Venture for such other purposes and on such terms as the Operator may from time to time determine.  The Operator shall pay the net proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.  If such surplus Joint Venture Assets are used by the Operator, outside the scope of the Joint Venture, or are used by an Affiliate of the Operator, outside the scope of the Joint Venture, then the net proceeds in respect of such use shall be deemed to be an amount equal to what could be obtained from an arms-length third party.

10.

DISPOSITION OF SURPLUS JOINT VENTURE ASSETS

Subject to Section 3.8 and 6.4 of this Schedule "C", the Operator shall provide quarterly interim financial statements and annual audited financial statements to the Joint Venture parties in accordance with National Instrument 51-102. If it is established from the financial statements that there is a distributable profit, or Joint Venture Assets as are no longer required for Joint Venture operations, the Operator shall report this to the Management Committee who can then determine whether, subject to Section 17, to sell or otherwise dispose of such part of the Joint Venture Assets that are no longer required for Joint Venture Operations.  The Operator shall pay the Net Proceeds (as calculated in Schedule “G” to this Agreement) received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests, within 30 days of the sale and receipt of the Net Proceeds.

11.

INSURANCE PROCEEDS

The Operator shall apply, to the extent determined by the Operator, any insurance proceeds received by the Operator in respect of any loss or damage to Joint Venture Assets towards the repair or replacement of the lost or damaged Joint Venture Assets.  The Operator shall pay the remaining proceeds received in respect of such Joint Venture Assets, if any, to the Parties in proportion to their respective Joint Venture Interests.

12.

SETTLEMENT PAYMENTS

Subject to Section 3.8(c) of this Schedule "C", all losses, costs, expenses, claims or damages, including legal fees and disbursements, net of any insurance proceeds, incurred and paid by the Operator in settlement of any loss, cost, expense, claim, damage, judgment or similar matter (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) shall constitute an Expenditure made by the Operator under the applicable Program.  In addition, the non-Operator, in proportion to its Joint Venture Interest calculated on the date that the initial liability was incurred which gives rise to this indemnification obligation, shall indemnify and hold harmless the Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, suffered or incurred by the Operator in respect of a third party claim (including an action of a governmental agency which results in a payment made, or an action taken, by the Operator), except to the extent that such claim arose from the gross negligence or willful misconduct of the Operator.

13.

LIABILITY OF OPERATOR

The Operator shall not be liable to the non-Operator for any loss, cost, expense, claim or damage, including legal fees and disbursements, (including a payment made, or an action taken, by the Operator as a result of an action of a governmental agency) except to the extent that such loss, cost, expense, claim or damage is attributable to the gross negligence or willful misconduct of the Operator.  In no event (including fundamental breach) shall the Operator be liable to the non-Operator for any indirect, special or consequential damages (including for loss of goodwill, loss of actual or anticipated profits or other economic loss), even if the Operator has been advised of the potential for such damages.

14.

NO RESTRICTION ON OTHER ACTIVITIES

Each Party has the unrestricted right to engage in, and receive the full benefit of, any activity outside the scope of the Joint Venture, without consulting with, or accounting to, the other Party, or permitting the other Party to participate in such activity.

15.

TERMINATION

If the Parties agree to terminate the Joint Venture, the Operator may take any actions necessary or desirable to wind up the Joint Venture.  All costs, charges and expenses of winding up the Joint Venture (including in respect of any reclamation) shall be for the account of the Joint Venture and the Parties shall divide the net Joint Venture Assets in proportion to their Joint Venture Interests, although any loans advanced to the Joint Venture by a Party shall be satisfied before any other distribution of assets is made to the Parties.  Once the said costs, charges and expenses have been paid in full, the Operator may sell the Joint Venture Assets, in accordance with Section 3.8 of this Schedule "C", or distribute the Joint Venture Assets to the Parties in kind.

16.

WITHDRAWAL FROM JOINT VENTURE

16.1

Right of Withdrawal and Mechanics.  Either Party may, at any time during the Joint Venture, voluntarily withdraw from the Joint Venture (the "Withdrawing Party") and forfeit its interest in and to the Property and its rights under this Agreement by giving written notice of such withdrawal to the other Party (the "Remaining Party").  The notice must indicate an effective date for such withdrawal which may not be earlier than 90 days after receipt of such notice.  The effects of the delivery of such notice are set out below.

(a)

The Withdrawing Party shall:

(i)

remain liable for its share, based on its Joint Venture Interest, of all costs, expenses and obligations arising out of operations conducted before the effective date of the withdrawal;

(ii)

secure by way of a letter of credit, or otherwise to the satisfaction of the Remaining Party, its share, based on its Joint Venture Interest, of the costs of reclaiming the Property, as estimated at the effective date of the withdrawal considering all applicable statutes, regulations, by-laws, laws, orders and judgments and with all directives, rules, consents, permits, orders, guidelines, approvals and policies of any governmental authority;

(iii)

continue, for a period of three years after the effective date of the withdrawal, to be bound by Section 12 of this Schedule "C";

(iv)

execute and deliver such documents as may be necessary to transfer the Property to the Remaining Party;

(v)

remove, within 12 months of the effective date of the withdrawal, all buildings, machinery, equipment and supplies brought upon the Property by the Withdrawing Party that are not Joint Venture Assets; and

(vi)

not be entitled to any royalty under this Agreement.

(b)

The Remaining Party shall become the owner of a 100% of the Withdrawing Party's interest in and to the Property as of the effective date of the withdrawal.

(c)

The Joint Venture shall be terminated and the Management Committee shall be terminated, as of the effective date of the withdrawal.

16.2

Right of Remaining Party to Withdraw.  Upon receipt by the Remaining Party of a notice of withdrawal, the Remaining Party may give notice to the Withdrawing Party prior to the effective date of the withdrawal electing to join in the withdrawal ("Joint Withdrawal").  In such case, the Joint Venture shall be terminated in accordance with Section 15 of this Schedule "C".

17.

RIGHTS TO MINERAL PRODUCTS

17.1

Each Party shall own and have the right, privilege and power to take in kind and separately dispose of a portion of all mineral products produced from the Property, in accordance with its Joint Venture Interest.  The Operator shall designate and notify the Parties of the points of delivery situated on the Property for the Parties respective Joint Venture shares of such Mineral Product and all costs in respect of such mineral products shall be for the account of the Joint Venture, until such mineral products are delivered to such points.  After such mineral products are delivered to such points each Party shall pay its own costs in respect of such mineral products.  The Operator shall use its best efforts to ensure that each Party receives product of like quality.

17.2

The Operator shall have no obligation in respect of the Parties’ mineral products after delivery of such mineral products to the point of delivery provided, however, that if a Party is prepared to sell its mineral products at the same time and on the same terms and conditions as the Operator is selling its own mineral products and so advises the Operator the Operator may, but is not obligated to, act as an agent for the Non-Operator in relation to the sale of the Non-Operator's mineral products on the terms and conditions that are equivalent to the terms and conditions obtained for its own mineral products.  If the Operator elects to act as agent for the Non-Operator, it may discontinue such agency at any time upon giving the Non-Operator 30 days advance notice.  If the Operator, while acting as the Non-Operator's agent, is of the opinion that 100% of its own mineral products and 100% of the Non-Operator's mineral products available for sale cannot be sold at the same time for revenue deemed acceptable by the Operator, the Operator shall arrange for sales of a lesser amount of each Party's mineral products on a pro rata basis.  In the event that the Operator acts as an agent for the Non-Operator, the Operator shall be entitled to sale commissions equal to prevailing rates charged by other agents for effecting similar sales.  In the event of a non-arm's length sale of mineral products, such sale shall be at commercially competitive rates.

18.

FORCE MAJEURE

A party may claim force majeure if such party is prevented from or delayed in performing any obligation under this Agreement by any cause beyond its reasonable control, excluding only lack of finances, but including, without limitation, acts of God, strikes, lockouts, or other industrial disputes, laws, rules and regulations or orders of any duly constituted court or governmental authority, acts of terrorism, acts of the public enemy, war, insurrection, riots, fire, storm, flood, unusually harsh weather causing delay, explosion, government restriction, failure to obtain any approvals required from regulatory authorities or unavailability of equipment, materials or transportation (provided the approvals were properly applied for and pursued in good faith and on a timely basis or the equipment, materials or transportation were sought in a timely way), any delay by a regulatory authority in renewing a tenure to the Property or, where a party is entitled thereto, to a higher form of tenure being issued (provided applications therefor were made reasonably in advance of the tenure due date and pursued in good faith), interference by third party interests groups (including environmental lobbyists or indigenous peoples’ groups) or other causes whether of the kind enumerated above or otherwise, then the time for the performance of that obligation shall be extended for a period equivalent to the total period the cause of the prevention or delay persists regardless of the length of such total period.  A party may also claim force majeure, if such party, acting reasonably, believes that social or political unrest in the region of the Property or the threat of that unrest will endanger the safety of its employees or the employees of its contractors if the party were to continue with the work program unless such social or political unrest is caused by action or inaction by that party.  The party that claims force majeure shall promptly notify the other party and shall take all reasonable steps to remove or remedy the cause of the prevention or delay insofar as it is reasonably able to do so and as soon as possible.  The party claiming force majeure will provide the other party with a regular a written report summarizing events that have occurred and prospects for resolution.

19.

ARBITRATION

19.1

If any question, difference or dispute shall arise between the Parties or any of them in respect of any matter arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of one arbitrator to be named as follows:

(a)

the Party or Parties sharing one side of the dispute shall name a representative to select an arbitrator and give notice thereof to the Party or Parties sharing the other side of the dispute;

(b)

the Party or Parties sharing the other side of the dispute shall, within 14 days of receipt of the notice, name a representative to select an arbitrator; and

(c)

the two representatives so named shall, within 30 days of the naming of the latter of them, select a third person who shall act as arbitrator.

The decision of the arbitrator shall be made within 60 days after selection.  The expense of the arbitration shall be borne equally by the parties to the dispute.  If the Parties on either side of the dispute fail to name their representative within the time limited or fail to proceed with the arbitration, reference for appointment of an arbitrator shall be made to the British Columbia International Arbitration Centre.  The arbitration shall be conducted in accordance with the provisions of the Commercial Arbitration Act (British Columbia), and the decision of the arbitrator shall be conclusive and binding upon all the Parties.

SCHEDULE "D" – MINING LEASE NET SMELTER RETURNS

Article 8 of the amended Mining Lease

Royalty Schedule.  AMCOR shall pay NALLC a net smelter royalty (“NSR”) on all development and production ores and minerals extracted, milled, and sold from the Property as shown in the following table:

Value Per Ton	NSR
Less than $500/per ton	2%
$500/per ton or more	3%

NSR Payment.  The NSR shall be determined by the actual payment for the ores by the smelter, refinery, or buyer less reasonable charges for concentrate transportation and insurance.  The quarterly payment to AMCOR shall be made on or before the 30th day of the third month following each calendar quarter.

Royalty Statements.  Due on the same day as the NSR payment, AMCOR shall provide NALLC with a royalty statement (“Royalty Statement”) which details the amount of ores, minerals, or other products sold or processed and a detailed compilation of the payment due.

Examination and/or audit.  NALLC may require an independent audit by a certified public accountant (“CPA”) or accounting firm that is acceptable to both parties of the Royalty Statement and all records related to concentrate or product sales.  If the audit discloses a substantial discrepancy(ies), defined as discrepancy(ies) resulting in an underpayment to NALLC of five percent (5%) or more of the NSR due or an ongoing history of significant underpayment to NALLC, the cost of the audit shall be paid by AMCOR.  If the audit fails to disclose a substantial discrepancy(ies), the cost of the audit shall be paid by NALLC.  AMCOR shall keep appropriate records detailing the amount, source, and assay of ores, minerals, or other products recovered, processed, sold, or shipped and the amount and source of payment received.

Commingling of Ore.  AMCOR may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data necessary to determine the weight and grade, both of the ore removed from the Leased Premises and the ore with which it is commingled, are obtained by AMCOR.  All such weight, grade and allocation calculations by AMCOR shall be done in a manner recognized by the mining industry as practical and sufficient at that time.

Treatment at AMCOR’s Processing Facilities.  AMCOR shall have the right to purchase and to treat concentrates and smelting ores produced from the Property at its own metallurgical facility; however, that any such purchase and treatment shall be made under comparable terms as the metallurgical facility is then offering to other shippers of concentrates and smelting ores or purchases of like quantities and qualities.

Advance Royalty Payments.  NALLC and AMCOR confirm that an advance royalty payment of $25,000 was paid to NALLC at the time of the execution of the letter of intent between AMCOR and NALLC.

In addition, AMCOR shall pay an annual advance minimum royalty of $10,000 on the first anniversary of this lease, $20,000 on the second anniversary, $30,000 on the third anniversary, $40,000 on the fourth anniversary, $50,000 on the fifth anniversary, and $50,000 on each anniversary thereafter.  The advance minimum royalty shall be paid on or before ten days after the anniversary date, and thereafter on or before

D-1

ten days following the anniversary each succeeding year, and shall be deducted from future NSR payments that may be paid during that year.

Disputes Regarding Royalties.  NALLC shall be deemed to have waived any right NALLC may have had to object to the royalty settlement made by AMCOR for any calendar quarter, unless NALLC notifies AMCOR in writing of such objection within twelve (12) months after such royalty is due under this Lease.  The dispute or disagreement must list the specific items being contested and detail with particularity the grounds for each contest or dispute.  If NALLC and AMCOR are unable to resolve the question by agreement within thirty (30) days after AMCOR’s receipt of NALLC’s notice, the dispute shall be resolved by arbitration, in accordance with the provisions of Article 22 of the Mining Lease.

Hedging/Future Market.  NALLC acknowledges that AMCOR may from time to time participate in hedging and/or metal futures markets and, further, NALLC agrees that all such activity shall be for the sole account of AMCOR and NALLC shall not share in any of the benefits or risks associated with such activity.

Assays by NALLC.  NALLC may at any time and at its own expense assay samples of ore extracted by AMCOR.

D-2

SCHEDULE “E” – MINING LEASE

E-1

SCHEDULE "F" – JOINT VENTURE NET SMELTER RETURNS

1.

For the purpose of this Schedule, "Agreement" shall mean the Agreement to which this Schedule is attached, "Owner" shall mean the party or parties paying a percentage of Net Smelter Returns pursuant to the Agreement and other capitalized terms shall have the meanings assigned to them in the Agreement.

2.

For the purposes of the Agreement and this Schedule, the term "Net Smelter Returns" shall, subject to paragraphs 3, 4, 5 and 6 below, mean gross revenues received from the sale by the Owner of all ore mined from the Properties and from the sale by the Owner of concentrate, metal and products derived from ore mined from the Properties, after deduction of the following:

(a)

all smelting and refining costs, sampling, assaying and treatment charges and penalties including but not limited to metal losses, penalties for impurities and charges for refining, selling and handling by the smelter, refinery or other purchaser (including price participation charges by smelters and/or refiners);

(b)

costs of handling, transporting, securing and insuring such material from the Properties or from a concentrator, whether situated on or off the Properties, to a smelter, refinery or other place of treatment, and in the case of gold or silver concentrates, security costs;

(c)

ad valorem taxes and taxes based upon sales or production, but not income taxes; and

(d)

marketing costs, including sales commissions, incurred in selling ore mined from the Properties and from concentrate, metal and products derived from ore mined from the Properties.

3.

(a)

Where revenue otherwise to be included under this Schedule is received by the Owner in a transaction with a Party with whom it is not dealing at arm’s length, the revenue to be included shall be based on the fair market value under the circumstances and at the time of the transaction.

(b)

Where a cost otherwise deductible under this Schedule is incurred by the Owner in a transaction with a party with whom it is not dealing at arm’s length, the cost to be deducted shall be the fair market cost under the circumstances and at the time of the transaction.

4.

For the purposes of determining Net Smelter Returns, all receipts and disbursements in a currency other than Canadian shall be converted into Canadian currency on the day of receipt or disbursement, as the case may be, and all other disbursements in a currency other than Canadian shall be converted into Canadian currency at the average rate for the month of disbursement determined using the Bank of Canada noon rates.

5.

The Owner and the person receiving a percentage of Net Smelter Returns hereby expressly agree that in no event shall the Owner have any liability to the person receiving a percentage of Net Smelter Returns as the result of the amount of revenues received by the Owner from any forward sales or other hedging activities engaged in and by the Owner with respect to ore concentrate, metal and products from the Properties.  In addition, the Owner and the person receiving a percentage of Net Smelter Returns agree that the Owner shall have no obligation, express or implied, to engage in (or not engage in) any forward sales or other hedging activities with respect to ore concentrate, metal or products from the Properties.  For greater certainty the person

F-1

receiving a percentage of Net Smelter Returns will be paid for the amount of product actually produced from the Properties calculated according to paragraph 2 of this Schedule regardless of the hedging practices of the Owner.

6.

If the Properties is brought into commercial production, it may be operated as a single operation with other mining properties owned by third parties or in which the Owner has an interest, in which event, the parties agree that (notwithstanding separate ownership thereof) ores mined from the mining properties (including the Properties) may be blended at the time of mining or at any time thereafter; provided, however, that the respective mining properties shall bear and have allocated to them their proportionate part of costs described in paragraphs 2(a) to 2(d) above incurred relating to the single operation, and shall have allocated to each of them the proportionate part of the revenues earned relating to such single operation.  In making any such allocation, effect shall be given to the tonnages of ore and other material mined and beneficiated and the characteristics of such material including the metal content of ore removed from, and to any special charges relating particularly to ore, concentrates or other products or the treatment thereof derived from, any of such mining properties.  The Owner shall ensure that reasonable practices and procedures are adopted and employed for weighing, determining moisture content, sampling and assaying and determining recovery factors.

7.

Payments of a percentage of Net Smelter Returns shall be made within thirty (30) days after the end of each calendar quarter in which Net Smelter Returns, as determined on the basis of final adjusted invoices, are received by the Owner.  All such payments shall be made in Canadian dollars.

8.

In the year in which commercial production is commenced on the Properties, each person receiving a percentage of Net Smelter Returns from the Owner shall be provided quarterly within ninety days (90) after the end of each calendar quarter, with a copy of the calculation of Net Smelter Returns, determined in accordance with this Schedule, for the preceding calendar, certified correct by the Owner.  The person receiving a percentage of Net Smelter Returns shall have the right, upon serving thirty (30) days’ notice to the Owner, to conduct an independent audit, at its sole cost, and the Owner will provide such materials and information as reasonably necessary to allow the audit to be performed.

9.

Nothing contained in the Agreement or any Schedule attached thereto shall be construed as conferring upon any person receiving a percentage of Net Smelter Returns any right to or beneficial interest in the Properties.  The right to receive a percentage of Net Smelter Returns from the Owner as and when due is and shall be deemed to be a contractual right only.  Furthermore, the right to receive a percentage of Net Smelter Returns by a party from the Owner as and when due shall not be deemed to constitute the Owner the partner, agent or legal representative of such party or to create any fiduciary relationship between them for any purpose whatsoever.

10.

The Owner shall be entitled to (i) make all operational decisions with respect to the methods and extent of mining and processing of ore, concentrate, metal and products produced from the Properties (for example, without limitation, the decision to process by heap leaching rather than conventional milling), (ii) make all decisions relating to sales of such ore, concentrate, metal and products produced and, (iii) make all decisions concerning temporary or long-term cessation of operations.

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SCHEDULE "G" – NET PROCEEDS CALCULATION

1.

Income and Expenses.  For the purposes of this Agreement, the term “Net Proceeds” shall be calculated by deducting from the gross revenues realized (or deemed to be realized) from the sale (or deemed sale) of Products, such costs and expenses attributable to Expenditures, Exploration, Development, Mining, mine construction costs, production financing costs, and the marketing of Products as would be deductible under International Financial Reporting Standards and practices consistently applied as employed by the Operator, including without limitation:

(a)

All costs and expenses of replacing, expanding, modifying, altering or changing from time to time the Mining facilities.  Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Properties shall be charged to the Properties only in the proportion that their use in connection with the Properties bears to their total use.

(b)

Ad valorem real property and unsecured personal property taxes, and all taxes, other than income taxes, applicable to Mining of the Properties, including without limitation all state mining taxes, sales taxes, severance taxes, royalties, license fees and governmental levies of a similar nature.

(c)

Allowance for overhead.

(d)

All expenses incurred relative to the sale of Products, including an allowance for commissions at rates which are normal and customary in the industry.

(e)

All amounts payable to the Operator during Mining pursuant to any applicable operating or similar agreement in force with respect thereto.

(f)

The actual cost of investment prior to beginning of Mining which shall include all Expenditures for Exploration and Development of the Properties incurred by the Operator.

(g)

Interest on monies borrowed or advanced for costs and expenses, at an annual rate equal to five (5) percentage points above the Prime Rate, but in no event in excess of the maximum permitted by law.

(h)

An allowance for reasonable working capital and inventory.

(i)

Reasonably anticipated reclamation costs.

It is intended that the Operator shall recoup from net cash flow all of its contributions for Expenditures, Exploration, Development, Mining, mine construction costs, production financing costs and marketing Products before any Net Proceeds are distributed to any person holding a Net Proceeds interest.  No deduction shall be made for income taxes, depreciation, amortization or depletion.  If in any year after the beginning of Mining of the Properties an operating loss relative thereto is incurred, the amount thereof shall be considered as and be included with outstanding costs and expenses and carried forward in determining Net Proceeds for subsequent periods.  If Products are processed by the Operator then, for purposes of calculating Net Proceeds, such Products shall be deemed conclusively to have been sold at a price equal to fair market value to arm’s length purchasers and Net Proceeds relative thereto shall be calculated without reference to

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any profits or losses attributable to smelting or refining.

2.

Payment of Net Proceeds.  Payments of Net Proceeds shall commence in the financial year for the Joint Venture in which Net Proceeds are first realized, and shall be made 60 days following the end of each interim quarter for the Joint Venture during which Net Proceeds are realized, and shall be subject to adjustment, if required, at the end of each financial year for the Joint Venture.  The recipient of such Net Proceeds payments shall have the right, upon serving thirty (30) days’ notice to the Operator, to conduct an independent audit, at its sole cost, and the Operator will provide such materials and information as reasonably necessary to allow the audit to be performed.

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